SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

APOGEE ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

May 14, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held in the Thrivent Financial Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m. Central Daylight Time on Tuesday, June 22, 2004.

The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about Apogee.

As a convenience to shareholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to our web site at www.apog.com and click on Investor Relations, followed by the webcast link at the top of that page. Please plan to be on the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Even if you plan to attend the meeting in person, we urge you to vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope as promptly as possible. You also may vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time) on June 21, 2004. If you do attend the meeting in person, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Russell Huffer
Chairman, President and Chief Executive Officer

APOGEE ENTERPRISES, INC.

7900 Xerxes Avenue South

Suite 1800

Minneapolis, MN 55431-1159

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on June 22, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Apogee Enterprises, Inc. will be held in the Thrivent Financial Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m. Central Daylight Time on Tuesday, June 22, 2004 for the following purposes:

1.	To elect three Class III directors for three-year terms ending in the year 2007;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 26, 2005; and

3.	To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed April 28, 2004, as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting.

As a convenience to shareholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to our web site at www.apog.com and click on Investor Relations, followed by the webcast link at the top of that page. Please plan to be on the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we urgently request that you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time) on June 21, 2004. You may revoke your proxy at any time prior to the meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Minneapolis, Minnesota

May 14, 2004

PROXY STATEMENT

i

ii

PROXY STATEMENT

2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2004

The Board of Directors of Apogee is soliciting proxies for use at our annual meeting of shareholders to be held on June 22, 2004, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about May 14, 2004.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors and ratification of the appointment of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board of Directors has set April 28, 2004, as the record date for the annual meeting. If you were a shareholder of record at the close of business on April 28, 2004, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 27,454,349 shares of common stock, par value $.33 1/3, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 27,454,349 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•	by telephone, by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card before the annual meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

If you properly execute, duly return and do not revoke your proxy, it will be voted in the manner you specify.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described on page 2 under “How do I vote my shares?”

How do I vote if my shares are held in the 401(k) retirement plan, employee stock purchase plan or other plans of Apogee?

If you hold any shares in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least one day prior to the annual meeting in order to count. In accordance with the terms of our 401(k) retirement plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least one day prior to the annual meeting. If you are a participant in our employee stock purchase plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or Internet, vote once for each proxy card you receive.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com, (877) 752-3432 (phone) or (952) 896-2400 (fax) for information on how to merge accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the election of each director and for the approval of the other proposal (provided that the total number of shares voted for the election of the director or in favor of the proposal constitutes more than 25% of our outstanding shares).

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. If you withhold authority to vote for one or more of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 26, 2005.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 26, 2005; and

•	in the discretion of the persons named in the proxy on any other matters that properly come before the meeting and as to which we did not have knowledge prior to February 18, 2004.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting a later-dated proxy to our Corporate Secretary;

•	by submitting a later-dated proxy by telephone or Internet; or

•	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee, you may revoke your proxy and change your vote at any time, but not less than one day before the annual meeting, in any of the following ways:

•	by sending a written notice of revocation to the plan trustee or plan custodian;

•	by submitting a later-dated proxy or voting instruction to the plan trustee or plan custodian; or

•	by submitting a later-dated proxy or voting instruction by telephone or Internet.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, Internet or in person, (1) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you may also be asked to present proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of the shares.

We are soliciting proxies primarily by mail. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview, e-mail or telegram. These individuals will receive no additional compensation for these services.

How can I communicate with the Board of Directors?

Subject to reasonable constraints of time and topics and rules of order, you may direct comments to or ask questions of the Chairman and Chief Executive Officer during the Annual Meeting of Shareholders. In addition, you may communicate directly with any director by writing to:

Apogee Directors

Apogee Enterprises, Inc.

7900 Xerxes Avenue South Suite 1800

Minneapolis, Minnesota 55431

Attention: Corporate Secretary

Directors@apog.com

The Corporate Secretary will promptly forward to the Board of Directors or the individually named directors all relevant written communications received at the above address. The Board has requested certain communications that are unrelated to the duties and responsibilities of the Board be excluded, such as spam, junk mail, mass mailings, product inquiries, new product suggestions, resumes and other forms of employment inquiries, surveys and business solicitations or advertisements. All other written communications will be reviewed by the Corporate Secretary in conjunction with the Chair of the Nominating and Corporate Governance Committee for relevance to Board activities, and after such review, the Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than five percent of our common stock outstanding as of April 28, 2004, except as noted below. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
Putnam, LLC d/b/a Putnam Investments(1) One Post Office Square Boston, MA 02109	2,019,279	7.4
Daruma Asset Management, Inc.(2) 80 West 40th Street New York, NY 10018	1,979,300	7.2
Trust of Russell H. Baumgardner(6/6/86)(3) 607 Mountain Links Drive Henderson, NV 89012	1,373,388	5.0

(1)	We have relied upon the information supplied by Putnam, LLC d/b/a Putnam Investments, in a Schedule 13G furnished to us reporting information as of December 31, 2003. Putnam serves as the sub-advisor and the investment manager of various mutual funds that hold the shares of our common stock in the ordinary course of business. In these capacities, Putnam exercises shared investment power over various institutional accounts that held, in the aggregate, 2,019,279 shares of our common stock as of December 31, 2003. Of the shares reported, Putnam has shared voting power with respect to 803,326 shares and shared investment power with respect to 2,019,279 shares.
(2)	We have relied upon the information supplied by Daruma Asset Management, Inc. in a Schedule 13G furnished to us reporting information as of December 31, 2003. Daruma serves as the investment advisor for accounts owned by one or more of its investment advisory clients and holds the shares of our common stock in the ordinary course of business. In such capacity, Daruma exercises sole investment discretion over 1,979,300 shares of our common stock, in the aggregate, held as of December 31, 2003. Of the shares reported, Daruma possessed sole voting power over 954,300 shares. Mariko O. Gordon, President of Daruma, who owns in excess of 50% of the outstanding stock of Daruma, may be deemed to be the beneficial owner of securities held by persons and entities advised by Daruma. Daruma and Ms. Gordon each disclaim beneficial ownership in the shares of our common stock held in accounts owned by Daruma’s investment advisory clients.
(3)	We have relied upon the information regarding the Russell H. Baumgardner Trust dated June 6, 1986 supplied by the trustees of the Trust and our transfer agent as of April 28, 2004. The 1,373,388 shares held by the Trust are also deemed to be beneficially owned by Messrs. Donald W. Goldfus, O. Walter Johnson and Laurence J. Niederhofer, who serve as trustees of the Trust, because as trustees, they share voting and investment power over the shares. If the shares held by the Trust were included in the holdings of Messrs. Goldfus, Johnson and Niederhofer, these individuals’ common stock holdings would be as follows: Mr. Goldfus, 1,689,311 (6.1%), Mr. Johnson, 1,384,680 (5.0%), and Mr. Niederhofer 1,424,694 (5.2%).

SECURITY OWNERSHIP OF MANAGEMENT

Our executive officers and directors are encouraged to own our common stock to further align their interests with those of our shareholders. We established voluntary stock ownership guidelines for our executive officers in 2001 and for our directors in 2002. The guidelines encourage share ownership by our executive officers and directors in an amount having a market value of a multiple of the individual’s annual base salary, in the case of our executive officers, or annual retainer, in the case of our directors, to be achieved within five years of becoming an executive officer or director.

The following table sets forth the number of shares of our common stock beneficially owned as of April 28, 2004, by each of our directors, director nominees and current and former executive officers named in the Summary Compensation Table included on page 19 under the caption “Executive Compensation,” and by all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)		Shares Underlying Options Exercisable Within 60 Days (#)(2)	Phantom Stock Units (#)(3)	Total (#)	% of Common Stock Outstanding
Bernard P. Aldrich	1,000		28,809	9,412	39,221	*
Patricia A. Beithon	82,403		36,250	—	118,653	*
Michael B. Clauer	62,080		74,217	—	136,297	*
Jerome L. Davis	—		—	—	—	N/A
Joseph T. Deckman	59,002		—	—	59,002	*
Robert L. Edwards	10,000		10,000	—	20,000	*
Donald W. Goldfus	131,114	(4)	184,809	—	315,923	1.1
Barbara B. Grogan	4,657		36,809	—	41,466	*
J. Patrick Horner	10,789		32,809	15,365	58,963	*
Russell Huffer	214,540	(5)	294,025	—	508,565	1.8
Gary R. Johnson	23,592		14,750	—	38,342	*
James L. Martineau	183,376		28,809	—	212,185	*
Stephen C. Mitchell	8,657		36,809	—	45,466	*
James S. Porter	37,606		35,226	—	72,832	*
Ray C. Richelsen	—		24,809	5,403	30,212	*
Michael E. Shannon	2,000		36,809	13,522	52,331	*
Larry D. Stordahl	55,596	(6)	57,500	—	113,096	*
All directors and executive officers as a group (15 persons)	771,814	(4)	874,940	43,702	1,690,456	6.0

*	Indicates less than 1%.
(1)	Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them. The number of shares indicated includes shares issued to the named individual pursuant to our Amended and Restated 1987 Partnership Plan, our employee stock purchase plan and our 401(k) retirement plan.
(2)	Includes shares underlying stock options exercisable currently or within 60 days of April 28, 2004.
(3)	Phantom stock units, each representing the value of one share of our common stock, are attributable to accounts in our Deferred Compensation Plan for Non-Employee Directors. The participants in the plan do not have voting or investment power with respect to these units.
(4)	Excludes shares held by the Russell H. Baumgardner Trust dated June 6, 1986, which are deemed to be beneficially owned by Mr. Goldfus because he shares voting and investment power as trustee of the Trust. As of April 28, 2004, 1,373,388 shares were held by the Trust. If these shares were included in the table, the number of shares held by Mr. Goldfus would be increased by 1,373,388, and the percent of outstanding shares would be as follows: Mr. Goldfus, 6.1%, and all directors and executive officers as a group, 10.8%.

(5)	Includes 35,310 shares held by Mr. Huffer’s wife, as to which he disclaims beneficial ownership.
(6)	Includes 500 shares held by Mr. Stordahl’s wife, as to which he disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our executive officers and directors complied with all Section 16(a) filing requirements for the fiscal year ended February 28, 2004.

PROPOSAL 1: ELECTION OF DIRECTORS

Our articles of incorporation provide that the Board of Directors will be divided into three classes of directors of as nearly equal size as possible. Our articles further provide that the total number of directors will be determined exclusively by the Board of Directors. The term of each class of director is three years, and the term of one class expires each year in rotation. Currently, there are 10 directors. At this year’s annual meeting, the terms of our Class III directors will expire. Mr. Goldfus, who currently serves as a Class III director with a term expiring at the upcoming annual meeting, will retire at the upcoming annual meeting, and Mr. Richelsen, who currently serves as a Class III director with a term expiring at the upcoming meeting, has decided not to stand for re-election. James L. Martineau and Michael E. Shannon are the current Class III directors who have been nominated for re-election to the Board. In addition, our Board of Directors is nominating Jerome L. Davis to serve as a Class III director. Mr. Davis was recommended by Russell Reynolds, a third-party search firm we retained to assist in identifying potential director nominees based on certain identified skill and experience requirements. Each of the nominees has agreed to serve as a director if elected. The Class III directors elected at the annual meeting will serve until the 2007 Annual Meeting of Shareholders or until their successors are elected and qualified.

We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

The Board of Directors recommends that you vote FOR the three Class III nominees for director. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Messrs. Davis, Martineau and Shannon for a three-year term expiring at the 2007 Annual Meeting of Shareholders. The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to elect each nominee (provided that the total number of shares voted for the election of the director constitutes more than 25% of our outstanding shares).

The nominees for election as directors and the directors whose terms of office will continue after the annual meeting have provided the following information about themselves.

Name and Principal Occupation	Age	Director Since	Term Expires
Jerome L. Davis	48	—	—
Global Vice President, Service Excellence of Electronic Data Systems Corporation, a business and technology services company, since 2003. Chief Client Executive Officer of Electronic Data Systems from 2002 to 2003. President, Americas – Business Process Management of Electronic Data Systems from 2001 to 2002. President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from 1999 to 2001. Senior Vice President, Sales and Officer – Appliances of Maytag Corporation from 1998-1999. Various senior management positions with Frito-Lay, Inc., a convenience food company, from 1992 to 1998. Various sales management and sales positions with The Proctor and Gamble Company, a consumer products company, from 1977 to 1992.

James L. Martineau (Class III)	63	1973	2004
Retired Executive Vice President of Apogee, a position he held from 1996 to 1998. Various senior management positions with Apogee since 1971. Mr. Martineau is also a director of Pinnacle Entertainment, Inc.

Michael E. Shannon (Class III)	67	1998	2004
President of MEShannon & Associates, Inc., a consulting firm specializing in corporate finance and investments, since 2000. Chairman of Ecolab Inc., a developer and marketer of premium cleaning, sanitizing and maintenance products and services, from 1996 through 1999. Chief Administrative Officer of Ecolab from 1992 through 1999 and Chief Financial Officer of Ecolab from 1984 through 1999. Mr. Shannon is also a director of CenterPoint Energy, Inc., Clorox Company and NACCO Industries, Inc.

Barbara B. Grogan (Class I)	56	1996	2005
Chairperson and President of Western Industrial Contractors, a construction company specializing in machinery erection and installation, since 1982. Ms. Grogan is also a director of Deluxe Corporation and Pentair, Inc.

J. Patrick Horner (Class I)	54	1999	2005
Chairman of The Horner Group, an information technology consulting firm, since 1997. President and a director of Management Support Technologies, the lead consulting unit of Condor Technology Solutions, an information technology services company, from 1997 through 1998. Senior Vice President of Intersolv Corporation, an information technology services company, from 1995 to 1997. President, Chief Operating Officer and a director of Perot Systems Corporation, an information technology services company from 1988 to 1992.

Name and Principal Occupation	Age	Director Since	Term Expires
Stephen C. Mitchell (Class I)	60	1996	2005
President and Chief Operating Officer of The Knight Group, LLC, a privately held professional services company, since 2001. Vice Chairman of Knight Facilities Management, Inc., a privately held contract facilities management firm, since 1995. President and Chief Operating Officer of Lester B. Knight & Associates, also a privately held professional services company, from 1975 to 2001.

Bernard P. Aldrich (Class II)	54	1999	2006
President, Chief Executive Officer and a director of Rimage Corporation, a leading designer and manufacturer of on-demand publishing and duplicating systems for CD-recordable and DVD-recordable media, since December 1996. President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994. Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991.

Robert L. Edwards (Class II)	48	2003	2006
Executive Vice President and Chief Financial Officer of Safeway Inc., a food and drug retailer in North America, since March 2004. Executive Vice President and Chief Financial Officer of Maxtor Corporation, a developer and supplier of data storage products, from August 2003 to March 2004. Senior Vice President, Chief Financial Officer and Chief Administrative Officer of Imation Corp., a developer, manufacturer and supplier of data storage products, from 1999 to August 2003. Senior Vice President, Strategy, Planning and Chief Financial Officer of Imation Corp. from 1998 to 1999. Senior Vice President, Business Development of Santa Fe Pacific Pipelines, Inc., a company that transports refined petroleum products, from 1995 to 1998. From 1985 to 1994, various senior management positions with Santa Fe Pacific Corporation and its subsidiaries. Santa Fe Pacific Corporation provides transportation services and is the parent company of Santa Fe Pacific Pipelines, Inc.

Russell Huffer (Class II)	54	1998	2006
Chairman of Apogee since 1999 and Chief Executive Officer and President of Apogee since 1998. Various senior management positions with Apogee or our subsidiaries since 1986. Mr. Huffer is also a director of Hutchinson Technology Incorporated.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. In October 1999, we adopted a Code of Business Ethics and Conduct. This code is a statement of our high standards for ethical behavior and legal compliance, and it governs the manner in which we conduct our business. A copy of our Code of Business Ethics and Conduct can be found on our website at www.apog.com by clicking on Investor Relations, Corporate Governance then Code of Conduct. In April 2004, the Board of Directors adopted the Apogee Enterprises, Inc. Corporate Governance Guidelines to provide a framework within which directors and management can effectively pursue our objectives for the benefit of our shareholders. Our Corporate Governance Guidelines are attached as Appendix A to this proxy statement and may also be found at www.apog.com by clicking on Investor Relations then Corporate Governance. The Nominating and Corporate Governance Committee annually reviews the charters of the Board committees in response to regulatory requirements, evolving “best practices,” the results of the annual Board and committee evaluations and concerns of our shareholders and recommends amendments to the charters to the Board. The Board most recently amended the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, which are attached to this proxy statement as Appendix B, Appendix C and Appendix D, respectively.

Board Independence

Our Board of Directors has determined that each of our directors is independent under the NASDAQ listing standards, except for Russell Huffer, who serves as our President and Chief Executive Officer, and James L. Martineau, who served as our Executive Vice President until 1998 and as a consultant to us during fiscal 2002. Each of our Audit, Compensation and Nominating and Corporate Governance committees is composed only of independent directors. In making the independence determinations, our Nominating and Corporate Governance Committee reviewed all of our directors’ relationships with Apogee based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with Apogee and our management.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and four standing committees: Audit, Compensation, Nominating and Corporate Governance and Finance. Each of the standing committees has adopted and operates under a written charter. Each committee member identified below has served on the indicated committee since the 2003 Annual Meeting of Shareholders and will continue to serve on the indicated committee through the 2004 Annual Meeting of Shareholders.

The Board of Directors held six meetings during the last fiscal year. Each director attended more than 75% of the total meetings of the Board and Board committees on which the director served during fiscal 2004.

Audit Committee

Members:	Barbara B. Grogan, Chair	Robert L. Edwards
	Bernard P. Aldrich	Michael E. Shannon

The Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures), oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices, and assesses and establishes policies and procedures to manage our business and financial risk. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. The Audit Committee charter was amended in April 2004 and is included as Appendix B to this proxy statement. A copy of the Audit Committee charter may also be found on our web site at www.apog.com by clicking on Investor Relations then Corporate Governance. All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ listing standards and the Securities and Exchange Commission. Our Board of Directors has identified Bernard P. Aldrich and Robert L. Edwards to be audit committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee held 14 meetings during fiscal 2004.

Compensation Committee

Members:	Michael E. Shannon, Chair	Stephen C. Mitchell
	Bernard P. Aldrich	Ray C. Richelsen

The Compensation Committee determines the salary and other compensation of all of our elected officers and senior management. The Compensation Committee also administers our 2002 Omnibus Stock Incentive Plan, 1997 Omnibus Stock Incentive Plan, Amended and Restated 1987 Stock Option Plan, Amended and Restated 1987 Partnership Plan, Executive Management Incentive Plan, Officer’s Supplemental Executive Retirement Plan, Executive Supplemental Plan, which we refer to as the “Restoration Plan”, and 1986 Deferred Incentive Compensation Plan. The Compensation Committee charter was amended in October 2003 and is included as Appendix C to this proxy statement. A copy of the Compensation Committee charter may also be found on our web site at www.apog.com by clicking on Investor Relations then Corporate Governance. The Compensation Committee held five meetings during fiscal 2004.

Nominating and Corporate Governance Committee

Members:	Stephen C. Mitchell, Chair	J. Patrick Horner
	Donald W. Goldfus	Michael E. Shannon
Barbara B. Grogan

The Nominating and Corporate Governance Committee periodically assesses the organization’s adherence to our mission and principles, reviews our organizational structure and succession plans, makes recommendations to the Board regarding the composition and responsibilities of Board committees, determines the compensation for directors and annually conducts a review of the performance of Board committees and the Board as a whole. Members of the Nominating and Corporate Governance Committee also annually review and evaluate the performance of the Chief Executive Officer.

In addition, the Nominating and Corporate Governance Committee recommends new director nominees to the Board and considers qualified nominees recommended by shareholders. The Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Minimum criteria for director nominees are set forth in our Corporate Governance Guidelines. Director candidates should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stakeholders. Candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment, and be willing and able to challenge management in a constructive manner. We endeavor to have our Board represent diverse skills and experience at policymaking levels in aspects of business relevant to our activities. The Board also strives for a membership that is diverse in gender, ethnicity, age and geographic location. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time.

The Nominating and Corporate Governance Committee is responsible for establishing and implementing procedures to identify and review the qualifications of all nominees for Board membership. The Committee considers nominations of director candidates made by current directors, an independent search firm, if one is engaged, senior management, and our shareholders. The Nominating and Corporate Governance Committee’s procedures include making a preliminary assessment of each proposed nominee, based upon the individual’s resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Committee. All director candidates who continue in the process are then interviewed by members of the Committee and a majority of the other current directors. The Committee makes recommendations to the Board for inclusion in the slate of directors at an annual or special meeting of shareholders, or for appointment by the Board to fill a vacancy. The Committee applies its director candidate selection criteria, including a director’s past contributions to the Board, effectiveness as a director and desire to continue to serve as a director, prior to recommending a director to stand for re-election for another term. The Board and committee evaluation process established by the Nominating and Corporate Governance Committee are an important determinant for Board tenure.

The Nominating and Corporate Governance Committee charter was amended in January 2004 and is included as Appendix D to this proxy statement. A copy of the Nominating and Corporate Governance Committee charter may also be found on our web site at www.apog.com by clicking on Investor Relations then Corporate Governance. All of the Nominating and Corporate Governance Committee members meet the existing independence requirements of the NASDAQ listing standards, including Mr. Goldfus, a former executive officer of Apogee who will be retiring from the Board and this Committee at the upcoming annual meeting. The Nominating and Corporate Governance Committee held four meetings during fiscal 2004.

Procedures for Shareholder Recommendations or Nominations of Director Candidates

A shareholder who wishes to recommend a director candidate to the Board for nomination by the Board at the annual meeting or for vacancies of the Board that arise between meetings must provide the Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Guidelines and the factors discussed above. Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Nominating and Corporate Governance Committee for consideration at a future Committee meeting. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration as individuals proposed to the Nominating and Corporate Governance Committee by other sources.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission. You may request a copy of our bylaws by contacting our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Any shareholder nominations of director candidates for the 2005 election of directors should be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 22, 2005.

Finance Committee

Members:	J. Patrick Horner, Chair	Donald W. Goldfus
	Robert L. Edwards	James L. Martineau

The Finance Committee reviews significant policies and proposals of management and makes recommendations to the Board of Directors with respect to our financial condition and long-range financial objectives, our debt ratio and other financial coverage ratios, appropriate debt limits, the timing and adequacy of proposed financing vehicles, quarterly dividend declarations, the impact of proposed significant transactions on our annual capital budget and financial condition, and oversees our risk-related insurance program. The Finance Committee held two meetings during fiscal 2004.

Executive Sessions of the Board

During each regular Board meeting, our non-employee directors meet in executive session without the Chairman and Chief Executive Officer or any other member of management being present. In addition, at least twice annually, our non-employee directors who meet the independence requirements of the NASDAQ listing standards meet in executive session without any director who does not meet such independence requirements or any member of management being present. Ordinarily, the Chair of the Nominating and Corporate Governance Committee presides at such sessions; however, the chair of the Audit, Compensation or Finance committee may preside at sessions if the principal items to be considered are within the scope of authority of his or her committee.

Director Compensation and Related Policies

Retainer and Fees

During fiscal 2004, our non-employee directors received an annual retainer of $18,000, plus a fee of $1,000 for each meeting of the Board of Directors or its committees attended either in person or by telephone. The annual retainer for non-employee directors will increase to $28,000 effective July 1, 2004. The meeting fee for the chair of the Audit Committee is $2,500 for each Audit Committee meeting chaired. The meeting fee for the chair of the Compensation, Nominating and Corporate Governance and Finance committees is $1,500 for each such committee meeting chaired. During fiscal 2004, we paid Messrs. Horner, Martineau and Shannon each $1,000 in connection with services related to the implementation of a significant strategic initiative. Non-employee directors also receive both an automatic fixed grant of options to purchase 4,000 shares of our common stock and a variable, dollar-denominated stock option grant such that the total number of shares subject to both types of options will provide our non-employee directors with total dollar-denominated, equity-based compensation equal to the dollar-denominated, equity-based compensation received by non-employee directors in the 50th percentile of a comparator group of public companies. However, the total number of shares subject to both types of options granted in any one calendar year may not exceed 10,000 shares per non-employee director. These stock options vest in full six months after the date of grant and have an exercise price equal to the fair market value of our common stock on the date of grant. The table captioned “Security Ownership of Management” on page 7 includes the options granted to the non-employee directors in fiscal 2004. The per share exercise price of the options granted in fiscal 2004 is $9.20.

Employee Stock Purchase Plan

Non-employee directors also may elect to participate in our employee stock purchase plan. Under the plan, participants can purchase our common stock by contributing up to $500 per week, with Apogee contributing an amount equal to 15% of each participant’s weekly contribution. We amended our employee stock purchase plan effective as of May 1, 2003 to increase the amounts participants could contribute to the plan from $200 to $500 per week. For fiscal 2004, we contributed $1,440 to the employee stock purchase plan for the benefit of all non-employee directors as a group.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors also may elect to participate in our Deferred Compensation Plan for Non-Employee Directors. This plan was adopted by the Board of Directors in October 1998 and approved at the 1999 Annual Meeting of Shareholders to encourage the non-employee directors to continue to make contributions to the growth and profits of Apogee and to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may defer a portion of their annual retainer and meeting fees into deferred stock accounts. We match 10% of the elected deferral. Each participating director receives a credit of shares of our common stock in an amount equal to the amount deferred divided by the fair market value of one share as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70 or following death or retirement from the Board of Directors. The amounts will be paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan as to which no trust or other vehicle has been established to hold any shares of our common stock. For fiscal 2004, we matched an aggregate of $7,800 in deferrals made by all non-employee directors as a group to the Deferred Compensation Plan for Non-Employee Directors.

Consulting Agreement with James L. Martineau

Pursuant to a consulting agreement with Mr. Martineau, a non-employee director, that terminated on July 1, 2001, we are required to reimburse Mr. Martineau for health insurance premiums paid by Mr. Martineau through September 1, 2005. In fiscal 2004, Mr. Martineau received reimbursement of health insurance premiums totaling $30,670.

Consulting Agreement with Donald W. Goldfus

We have entered into a consulting agreement, effective as of June 28, 1999, with Mr. Goldfus, a non-employee director who is retiring from the Board at the 2004 Annual Meeting of Shareholders, under which Mr. Goldfus provides consulting and advisory services to us. Mr. Goldfus’s agreement remains in effect so long as Mr. Goldfus is a member of our Board of Directors. Under the agreement, Mr. Goldfus has agreed to provide up to 10 hours of consulting services per month to us in exchange for reimbursement of certain out-of-pocket expenses, office space and related expenses (which in fiscal 2004 totaled $17,736 for rent and office expenses and $1,893 for other covered expenses). For each day during the term of the agreement that Mr. Goldfus provides services to us in excess of 10 hours, Mr. Goldfus receives an additional fee of $1,000 per day. During fiscal 2004, we did not pay Mr. Goldfus any consulting fees. Mr. Goldfus has agreed not to compete with us during the term of this consulting agreement.

Policy Regarding Service on Other Boards

Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than four other publicly held corporations unless approved by the majority of the directors.

Policy Regarding Attendance at Annual Meetings

We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year all of our directors attended the annual meeting of shareholders.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of the directors, no individual may be nominated to serve as a director if the term of service would expire more than one year after such individual’s 70th birthday.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee is responsible for:

•	establishing compensation programs that comply with our compensation philosophy;

•	determining the compensation of Apogee’s executive officers and other members of senior management;

•	administering Apogee’s omnibus stock incentive plans; and

•	administering Apogee’s individual cash incentive plans for executive officers and other members of senior management.

The Committee operates under a written charter, which we annually review. To assist in performing our duties and to enhance our objectivity and independence, the Committee has authority to and periodically obtains advice and recommendations from an outside compensation consultant and reviews independent compensation data from other companies of similar size and complexity.

The Committee is composed entirely of non-employee directors, all of whom are independent in accordance with the NASDAQ listing standards. During fiscal 2004, the members of the Committee were Messrs. Aldrich, Mitchell, Richelsen and Shannon.

Philosophy

In establishing our objectives for executive compensation, the Committee desires to acknowledge the entrepreneurial style that we believe forms a strong component of Apogee’s history, culture and competitive advantage and to place increasing emphasis on long-term business development and the creation of shareholder value. Therefore, a significant portion of total compensation is performance-based.

The objectives of our executive compensation program are to:

•	Promote the achievement of strategic objectives that the Board and management believe will lead to long-term growth in shareholder value;

•	Attract and retain high-performing executive officers by rewarding outstanding performance and offering total compensation that is competitive with that offered by similarly situated companies; and

•	Align the interests of executive officers with those of Apogee and our shareholders by making incentive compensation largely dependent upon the achievement by our business units or Apogee as a whole of specified performance goals.

In fiscal 2003, with the assistance of an independent outside compensation consultant, the Committee performed a comprehensive analysis of executive compensation using independent compensation data from companies of similar size and complexity, and reviewed our executive compensation system and practices. The Committee concluded that no major changes to our compensation system or practices were required at that time. The Committee is in the process of reevaluating the executive compensation program with the help of an outside consultant in light of the significant changes to the company’s business that have recently occurred. The review will be completed in fiscal year 2005 and any changes will be implemented in fiscal year 2006.

Base Salary

The Committee annually reviews the base salaries of our executive officers. In determining an executive officer’s base salary, the Committee takes into account the executive officer’s level of responsibility, experience and performance in relation to that of Apogee and similar companies. Base salaries generally are targeted to be at the median of executive base salaries for companies of similar size and complexity. Based on the results of the independent compensation survey commissioned by the Committee in fiscal 2003, the base salaries of our executive officers for fiscal 2004 generally were somewhat above the average base salaries of executive officers in similar positions for comparable companies. It is the Committee’s policy to bring the base salaries back to the 50th percentile over time.

Annual Incentives

Executive Management Incentive Plan

At the 2002 Annual Meeting, our shareholders approved the Executive Management Incentive Plan (the “Executive MIP”), an incentive compensation program in which our executive officers may participate, at the discretion of the Committee. The Executive MIP provides participating executive officers with annual incentive awards based on the attainment of one or more predetermined, objective performance goals during a particular fiscal year. These goals are established by the Committee no later than 90 days after the beginning of a fiscal year. The goals may apply to the individual officers participating in the Executive MIP, an identifiable business unit or Apogee as a whole, or any combination thereof, and must be based on one or more of the following business criteria:

•	earnings (whether before or after taxes);

•	cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination of these measures);

•	earnings per share (basic or diluted); and

•	total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments.

For our chief executive officer, the target and potential range of annual bonus awards under the Executive MIP may be between zero and 150% of the chief executive officer’s annual base compensation. For our executive vice presidents, chief financial officer and general counsel, the target and potential range may be between zero and 100% of the participant’s annual base compensation. For other participants, the Committee has discretion to establish targets and ranges. The maximum bonus that may be paid to any participant pursuant to the Executive MIP in any fiscal year is $1,500,000. The Committee has complete discretionary authority to reduce the amount of a bonus that otherwise would be payable to any participant under the Executive MIP. The incentive award is payable in the form of cash or stock. Participants are entitled to defer part or all of an annual bonus payment under Apogee’s deferred compensation plans.

For fiscal 2004, only Mr. Huffer participated in the Executive MIP, and no annual incentive awards were granted to Mr. Huffer because he did not meet the required financial targets. See “Chief Executive Officer Compensation” on page 18.

Individual Cash Bonus Plans

Executive officers who are not selected by the Committee to participate in the Executive MIP during a particular fiscal year may earn annual incentive compensation under individualized cash bonus plans. At the beginning of each fiscal year, the Committee reviews and approves plans presented by the chief executive officer for the other executive officers. Each plan contains specific financial objectives, such as business unit profitability, the profitability of Apogee as a whole, and return on invested capital, and may include specific objectives for business, organizational and personal development. For fiscal 2004, the non-financial objectives set focused primarily on savings from Six Sigma activities, revenue growth and the progress of the diversity initiative. The Committee then evaluates each executive officer with respect to his or her financial targets and non-financial performance objectives. The Committee’s policy is to pay a bonus to an executive officer only when the financial performance thresholds applicable to that executive officer have been met. The Committee also may reward executive officers for meeting their non-financial objectives. Exceeding all of the annual financial and non-financial objectives usually provides the executive officer with the opportunity to earn total cash compensation (base salary and annual incentives) in the upper quartile of that paid by companies of similar size and complexity. For fiscal 2004, the range of bonus payments to executive officers as a percentage of base pay ranged from 0% to 61%.

Long-Term Incentives

Partnership Plan

To further align the interests of executive officers with those of our shareholders, eligible employees, including our executive officers, selected by the Committee also may participate in our Amended and Restated 1987 Partnership Plan. Under the Partnership Plan, prior to the beginning of each fiscal year, each participant may elect to defer up to 50% of any annual incentive compensation (either cash or shares of our common stock) that may be earned by the participant with respect to that fiscal year, for a period of time selected by the participant (but that generally must be at least five years from the date of deferral). There is no maximum dollar limit on the amount that may be deferred each year. The deferred cash amounts are invested in shares of our common stock. Although all shares in the participant’s account vest immediately, they are restricted in that they are held in trust for the benefit of the participant during the deferral period and may not be transferred by the participant during the deferral period.

We match 100% of the deferred amount in the form of restricted shares of our common stock. The restricted shares vest in equal, annual increments over periods ranging from one to 10 years, as determined by the Committee. In the table entitled “Summary Compensation Table” on page 19, the deferred amount and our match are shown in the column labeled “Restricted Stock Awards.” No other restricted stock grants have been made to executive officers in the three-year period covered by the Summary Compensation Table.

Stock Incentive Plans

Executive officers are also eligible to receive grants under our omnibus stock incentive plans. Stock options granted to our chief executive officer are based on the Board’s evaluation of his performance against certain agreed upon objectives. For other officers, grants are related to performance and the competitiveness of the total compensation package.

During fiscal 2004, stock option grants to executive officers were made under both our 1997 Omnibus Stock Incentive Plan and our 2002 Omnibus Stock Incentive Plan, both of which were shareholder-approved and are administered by the Committee.

Under both the 1997 and the 2002 plans, the exercise price of any options granted must equal or exceed the market price of our common stock on the date the option is granted. As a result, the value of the options to the executive officers increases only as shareholder value increases. Options granted under the 1997 plan typically vest incrementally over three to five years from the grant date. Options granted under the 2002 plan typically vest incrementally over two to five years from the grant date. The table entitled “Option Grants in Last Fiscal Year” on page 21 indicates option grants made during fiscal 2004 to the executive officers named in the Summary Compensation Table. Option grants have generally been made to a broad base of participants that includes employees at various levels of management, both at the corporate office and at the business units.

Chief Executive Officer Compensation

Mr. Huffer assumed the position of Chief Executive Officer in January 1998. His base salary, which was not increased in fiscal 2004, is $600,000. Annually, the Board analyzes our chief executive officer against agreed-upon objectives. This evaluation is a primary criterion used by the Committee in determining the appropriate pay level for our chief executive officer. Although his base salary leaves Mr. Huffer above the median base pay level for chief executive officers of similar companies, his total compensation is considered competitive by the Committee. As previously noted, Mr. Huffer participated in the Executive MIP for fiscal 2004, and he did not meet the financial performance targets established at the beginning of fiscal 2004 for determination of his annual incentive bonus award under the Executive MIP. Accordingly, Mr. Huffer did not receive a bonus. For fiscal 2004, the performance targets established were based on earnings per share and return on invested capital. The sum of Mr. Huffer’s base salary and annual incentive bonus is in the third quartile of compensation for similar officers in comparable companies as determined by the independent compensation consultant market survey.

Mr. Huffer was granted stock options in April 2003 to purchase an aggregate of 50,000 shares of our common stock. The exercise price of the April option grant is $9.15 per share, representing the fair market value of our common stock on the date of grant. A portion of the option was granted under the terms of the 1997 Omnibus Stock Incentive Plan, and the remainder was granted under the terms of the 2002 Omnibus Stock Incentive Plan. The Committee determined the amounts of the grants based on the Board’s annual evaluation of Mr. Huffer against his agreed upon performance objectives. In making these grants, the Committee took into consideration that Mr. Huffer will only benefit from the options if he achieves significant improvements for Apogee, and that Mr. Huffer’s total compensation will be competitive with chief executive officers of similar companies.

Section 162(m) Policy

Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any executive officer named in the Summary Compensation Table. The Executive MIP was approved by shareholders in 2002 and includes specific performance criteria; therefore, annual incentive awards granted under the Executive MIP are deemed to meet the requirements of Section 162(m) for deducting compensation in excess of $1,000,000. The Committee intends to continue its practice of paying competitive compensation to attract and retain executive officers to manage our business in the best interests of Apogee and our shareholders, and we therefore may choose to provide non-deductible compensation to our executive officers if we deem such compensation to be in the best interests of Apogee and our shareholders.

The Committee believes the executive compensation policies and actions reported above reflect decisions which are consistent with the overall beliefs and objectives of Apogee.

Compensation Committee of the Board of Directors of Apogee

Michael E. Shannon, Chair	Stephen C. Mitchell
Bernard P. Aldrich	Ray C. Richelsen

Summary Compensation Table

The following table sets forth the cash and noncash compensation for services in all capacities for each of the last three fiscal years awarded to our Chief Executive Officer and our four other most highly compensated executive officers as well as two of our former officers not in such positions at fiscal year-end but who would have fallen within the four most highly compensated executives had they been in such positions at fiscal year-end.

					Long-Term Compensation		All Other Compensation ($)(3)
Name and Principal Position	Fiscal Year	Annual Compensation			Restricted Stock Awards ($)(2)	Securities Underlying Options (#)
		Salary ($)	Bonus ($)(1)
Russell Huffer Chairman, President and Chief Executive Officer	2004 2003 2002	600,000 597,231 575,539	— 226,448 622,000		— 452,896 344,000	50,000 80,000 80,000	23,593 84,952 113,311

Michael B. Clauer Executive Vice President and Chief Financial Officer of Apogee and President of Tru Vue, Inc.	2004 2003 2002	317,108 313,315 309,554	50,000 94,410 166,846	(4)	— 188,820 285,330	22,500 30,000 30,000	9,812 25,177 16,319

Patricia A. Beithon General Counsel and Corporate Secretary	2004 2003 2002	238,000 236,908 220,281	50,000 73,185 105,016	(4)	— 146,370 285,330	15,000 20,000 10,000	12,117 23,252 8,465

James S. Porter Vice President of Strategy and Planning	2004 2003 2002	199,538 198,115 195,193	50,000 40,397 61,889	(4)	— 80,795 141,266	4,500 6,000 6,000	9,881 10,846 8,060

Gary R. Johnson Vice President and Treasurer	2004 2003 2002	149,000 148,327 146,952	— 21,413 36,157		— 49,831 103,157	3,000 4,000 4,000	9,431 9,232 8,574

Joseph T. Deckman(5) Former Executive Vice President of Apogee and President of Harmon Glass Company	2004 2003 2002	251,845 312,131 309,208	50,000 71,276 68,171	(6)	— 142,552 194,526	22,500 33,000 30,000	1,247,917 27,131 39,808

Larry D. Stordahl(7) Retired Executive Vice President	2004 2003 2002	269,300 268,254 265,471	— 77,087 129,136		— 154,174 285,330	22,500 30,000 30,000	477,136 26,755 123,528

(1)	The bonus amounts shown reflect only the cash portion of the annual bonus awarded in each fiscal year. For individuals in the Amended and Restated 1987 Partnership Plan, the remaining bonus amounts were deferred and are shown in the Restricted Stock Awards column, as further detailed below in note 2 to this table.
(2)	Restricted stock awards are made pursuant to the Amended and Restated 1987 Partnership Plan. Under the Partnership Plan, participants are given the opportunity to voluntarily defer up to 50% of their annual incentive compensation. The deferred amount is invested in shares of our common stock. The purchase price for the shares is the lesser of (a) the fair market value per share at the date of the participant’s election to defer and (b) the fair market value per share at the date the participant’s incentive compensation award is approved by the Compensation Committee. We match 100% of a participant’s deferred amount in the form of restricted stock, awarding the participant that number of shares of restricted stock that is equal to the number of shares purchased with the participant’s deferred amount. The individual’s deferred amount vests immediately; however, the shares are held in trust and are generally restricted for a period of not less than five years. Our match vests in equal, annual installments over periods of up to 10 years, as determined by the Compensation Committee. All shares issued pursuant to the Amended and Restated 1987 Partnership Plan are eligible to receive all declared dividends.

The value of each executive officer’s restricted stock awards, as shown in the Restricted Stock Awards column, is calculated by multiplying the closing market price of our common stock on the respective dates of grant of the restricted stock awards by the number of shares awarded. The dates of grant for fiscal 2003 and 2002 were April 10, 2003 and April 10, 2002, respectively. Because the closing market price of our common stock on the date of grant of the awards may be higher than the actual purchase price for the shares, as described above, the value shown in the Restricted Stock Awards column may be higher than the aggregate of the participant’s deferred amount and the value of our match.

For each officer listed in the Summary Compensation Table, the total number of restricted shares held in trust pursuant to deferrals and matching awards under the Partnership Plan at the end of fiscal 2004 and the dollar value of those shares as of February 28, 2004, the last day of fiscal 2004, are listed below. The value of the shares is calculated by multiplying the number of shares in each account by the closing price of our common stock on the NASDAQ National Market on February 27, 2004 ($12.50), the last trading day of fiscal 2004.

		Shares Acquired with:
Officer	Years of Participation (#)	Deferred Amount (#)	Company Match (#)	Aggregate Value ($)
Russell Huffer	16	58,085	66,309	1,554,925
Michael B. Clauer	4	29,343	25,758	688,763
Patricia A. Beithon	4	39,390	32,798	902,350
James S. Porter	5	17,297	14,681	399,725
Gary R. Johnson	3	6,970	6,338	166,350
Joseph T. Deckman	7	59,002	—	737,525
Larry D. Stordahl	5	41,420	—	517,750

(3)	Represents the following amounts paid under (a) our 401(k) retirement plan and (b) our employee stock purchase plan, both of which are applicable to executive officers on the same basis as all eligible employees, and (c) interest related to the Executive Supplemental Plan (also called the “Restoration Plan”), which is designed to allocate to executive officers amounts not eligible for contributions under the qualified plans because of limitations imposed by the Internal Revenue Code: for Mr. Huffer, (a) $11,600, (b) $2,820 and (c) $9,173; for Mr. Clauer, (a) $8,400, (b) $780 and (c) $632; for Ms. Beithon, (a) $9,600, (b) $1,560 and (c) $957; for Mr. Porter, (a) $8,321, (b) $1,560 and (c) $0; for Mr. Johnson, (a) $7,871, (b) $1,560 and (c) $0; for Mr. Deckman, (a) $3,600, (b) $675 and (c) $4,340; and for Mr. Stordahl, (a) $9,600, (b) $1,560 and (c) $1,858. In addition, the fiscal 2004 and 2003 amounts for Mr. Johnson include interest of $2,730 and $2,662, respectively, related to cash bonuses deferred pursuant to the 1986 Deferred Incentive Compensation Plan, which is applicable to executive officers on the same basis as all eligible employees. The fiscal 2002 amounts for Messrs. Huffer and Stordahl also include $79,782 and $109,545, respectively, for relocation expenses. The fiscal 2002 amount for Mr. Clauer includes $12,794 for commuting expenses.

Pursuant to Mr. Deckman’s employment and resignation agreements described on page 24 under “Resignation Agreements and Change-in-Control Arrangements,” the fiscal 2004 amount for Mr. Deckman includes (a) a lump sum severance payment in the amount of $313,300 equal to 12 months base salary, (b) base salary from December 5, 2003 through July 17, 2004 in the amount of $192,800, (c) a lump sum payment of $141,334 for the net value of non-vested stock options for 69,750 shares, (d) a lump sum payment of $561,928 for the net present value of 52,197 non-vested “Pool B” shares under the Partnership Plan, (e) medical benefits in the amount of $14,256, (f) outplacement assistance payments in the amount of $10,000, and (g) a monthly car allowance from December 5, 2003 through July 17, 2004 in the amount of $5,684.

Pursuant to Mr. Stordahl’s resignation agreement described on page 24 under “Resignation Agreements and Change-in-Control Arrangements,” the fiscal 2004 amount for Mr. Stordahl also includes (a) separation payments in an amount equal to $269,300 to be paid between approximately March 11, 2004 and December 24, 2004, (b) a lump sum payment of $9,504 as compensation for COBRA payments for medical insurance, (c) a lump sum payment of $96,314 for non-vested stock options for 20,819 shares, (d) a lump sum payment of $77,000 for 6,394 non-vested “Pool B” shares, (e) outplacement assistance payments in the amount of $10,000, and (f) reimbursement of fees for financial and legal services in the amount of $2,000.

(4)	A special one-time transaction bonus was approved by the Compensation Committee and paid to key employees for their roles in the divestiture of Harmon Glass Company, our former wholly-owned subsidiary. These bonuses did not qualify for deferral under the Partnership Plan.
(5)	Mr. Deckman’s employment with Apogee terminated on December 5, 2003, approximately one month prior to the closing of the divestiture of Harmon Glass Company, our former wholly-owned subsidiary, of which Mr. Deckman was the President.
(6)	Bonus paid in lieu of any transaction bonus payable to Mr. Deckman for completion of the sale of Harmon Glass Company, our former wholly-owned subsidiary, to which he may have been entitled under his executive incentive plan.
(7)	Mr. Stordahl’s employment with Apogee terminated upon his retirement on February 27, 2004.

Stock Options

The following tables summarize option grants and exercises during fiscal 2004 to or by the executive officers named in the Summary Compensation Table and the value of options held by such persons at the end of fiscal 2004. No stock appreciation rights have been granted to, or were held by, any of the named executive officers as of February 28, 2004.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5% ($)	10% ($)
Russell Huffer	50,000	12.4	9.15	4/10/13		287,719	729,137
Michael B. Clauer	22,500	5.6	9.15	4/10/13		129,474	328,112
Patricia A. Beithon	15,000	3.7	9.15	4/10/13		86,316	218,741
James S. Porter	4,500	1.1	9.15	4/10/13		25,895	65,622
Gary R. Johnson	3,000	0.7	9.15	4/10/13		17,263	43,748
Joseph T. Deckman	22,500	5.6	9.15	12/5/03	(3)	129,474	328,112
Larry D. Stordahl	22,500	5.6	9.15	2/27/04	(3)	129,474	328,112

(1)	Each of these options was granted on April 10, 2003. Each option vests in equal, annual installments on the first four anniversaries of the date of grant.

(2)	The exercise price for all stock option grants is the fair market value of our common stock on the date of the grant.
(3)	The options granted to Messrs. Deckman and Stordahl expired on their last day of employment with Apogee.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable(2)
Russell Huffer	31,250	218,672	210,275/181,250	159,264/563,734
Michael B. Clauer	3,252	15,106	53,592/72,500	295,444/264,440
Patricia A. Beithon	—	—	22,500/37,500	98,094/88,969
James S. Porter	500	2,814	28,851/16,750	116,574/64,541
Gary R. Johnson	—	—	11,250/9,500	36,933/18,839
Joseph T. Deckman	35,000	71,199	68,250/0	0/0
Larry D. Stordahl	8,735	52,253	86,265/0	192,746/0

(1)	The value realized is determined by subtracting the exercise price per share from the fair market value of our common stock on the date of exercise.
(2)	The value of the unexercised options is determined by subtracting the exercise price of the options from the fair market value of our common stock as of February 27, 2004, the last trading day of fiscal 2004 ($12.50 per share).

Executive Retirement Plan

We adopted our Officer’s Supplemental Executive Retirement Plan, or “SERP,” effective for the calendar year 1998. The SERP is a non-qualified retirement compensation plan in which Messrs. Huffer, Clauer, Deckman and Stordahl and Ms. Beithon participate. Messrs. Porter and Johnson do not participate in the SERP. Federal laws limit the amount of compensation that we may consider when determining benefits payable under tax-qualified retirement plans. The SERP was approved in order to provide additional retirement benefits to selected officers and management employees in excess of the benefits that can and are being provided under our other tax-qualified and non-qualified retirement plans for the purpose of providing an incentive to remain with Apogee. The SERP provides for the payment of monthly benefits at “normal retirement date” (age 65). The benefits are determined by multiplying (1) two percent of the participant’s average monthly compensation for the participant’s five highest consecutive, completed calendar years of annual compensation (including salary, bonus and certain other compensation as reported on a Form W-2) during the last 10 years of employment by (2) the participant’s credited years of service to Apogee. If the participant has less than five consecutive, completed calendar years of service, then the benefits will be based on final average monthly compensation, which will be determined by dividing (a) the participant’s aggregate compensation for all of the participant’s consecutive, completed years of service by (b) the number of months in the consecutive, completed years of service. In either case, the benefits are then offset by Social Security benefits and benefits to be received by the participant under defined contribution pension plans from contributions made by us. For purposes of these calculations, the maximum number of years of service that will be credited to any participant is 20 years. The SERP is an unfunded obligation of Apogee, and participants in the SERP are unsecured creditors of Apogee.

The following table shows the estimated annual benefits payable to participants under the SERP upon reaching normal retirement age. The benefits in this table are computed as a single life annuity starting on the first day of the calendar month following the month in which the participant would attain age 65, offset by the estimated sum of the annuity value of our contributions to the defined contribution plans and the Executive Supplemental Plan (described below) and the participant’s Social Security benefits. The table is applicable for participants joining Apogee at or after the SERP’s inception in 1998. The table does not properly reflect amounts for participants who were employees of Apogee prior to the SERP’s inception.

Estimated Annual Benefits – Officer’s Supplemental Executive Retirement Plan

Final Average Compensation ($)	Years of Service ($)
	10	20
200,000	11,000	33,000
400,000	40,000	85,000
600,000	69,000	137,000
800,000	98,000	189,000
1,000,000	128,000	241,000
1,200,000	157,000	294,000
1,400,000	186,000	346,000
1,600,000	215,000	398,000
1,800,000	244,000	450,000

The executive officers named in the Summary Compensation Table have credited years of service under the SERP as follows: Mr. Huffer, 17 years; Mr. Clauer, three years; Ms. Beithon, four years; Mr. Deckman, nine years; and Mr. Stordahl, five years. Messrs. Porter and Johnson do not participate in the SERP.

Restoration Plan

We adopted our Executive Supplemental Plan, which we refer to as the “Restoration Plan,” effective for calendar year 1998. In fiscal 2004, we discontinued contributions to the Restoration Plan; however, interest on amounts contributed to the plan in prior years continues to accrue. The Restoration Plan is a non-qualified retirement plan. It was approved in order to provide additional retirement benefits to executive and senior officers in excess of benefits that can and are being provided under our other tax-qualified retirement plans for the purpose of providing an incentive to remain with Apogee. The Restoration Plan provides benefits to selected individuals whose contributions to the tax-qualified retirement plans are restricted by the Internal Revenue Code, which limits compensation that may be considered for qualified pension plan purposes. The Restoration Plan was designed to provide participants with retirement benefits on a non-qualified basis, so that the total Apogee-provided retirement benefits under our tax-qualified retirement plans and the Restoration Plan will be equal to the benefits participants would have received under our tax-qualified retirement and deferred compensation plans if:

•	the limitations of the Internal Revenue Code did not apply; and

•	the definition of compensation in the defined contribution pension plan included incentive compensation.

The Restoration Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

1986 Deferred Incentive Compensation Plan

We adopted our 1986 Deferred Incentive Compensation Plan effective February 27, 1986. The 1986 Deferred Incentive Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of Apogee and its subsidiaries who are eligible to receive compensation under Apogee’s annual incentive compensation plan. Prior to the beginning of each fiscal year, participants may elect to defer up to 100% of the amount that may be earned under their annual incentive compensation plan. There is no maximum dollar limit on the amount that may be deferred each year. The deferred cash amounts earn interest that is compounded quarterly on the last day of each fiscal quarter. The applicable interest rate is determined as of the beginning of each fiscal year, and is the greater of the following rates: (1) the sum of one and one-half percent (1 1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of ten years; or (2) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. The 1986 Deferred Incentive Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Resignation Agreements and Change-in-Control Arrangements

Resignation Agreement with Joseph T. Deckman

Mr. Deckman entered into a resignation agreement with Apogee effective December 5, 2003, pursuant to which Mr. Deckman resigned as an employee and from any and all offices of Apogee, and as an employee of Harmon Glass Company, our former wholly-owned subsidiary. In accordance with Mr. Deckman’s employment agreement with Apogee effective as of July 16, 2002, Mr. Deckman received a lump-sum severance payment of $313,300 equal to 52 weeks of his base salary; received outplacement assistance in the amount of $10,000, and will continue to receive his base salary until July 17, 2004. In addition, all of Mr. Deckman’s non-vested stock options were terminated, and Mr. Deckman was paid in cash the net value of all such options in the amount of $141,334. All non-vested “Pool B” shares allocated to Mr. Deckman under the Partnership Plan were forfeited, and he was paid in cash the net present value of all such shares in the amount of $561,928. Pursuant to the resignation agreement, Mr. Deckman also received a $50,000 bonus in lieu of any “success bonus” to which he may have been entitled under the Executive Incentive Plan, and he will continue to receive medical benefits until June 5, 2005, subject to certain conditions, and a monthly car allowance of $812 until July 17, 2004.

Resignation Agreement with Larry D. Stordahl

In connection with his retirement from Apogee, Mr. Stordahl entered into a resignation agreement with Apogee effective February 27, 2004, pursuant to which Mr. Stordahl resigned as an employee and from any and all offices of Apogee, and as an employee of Viratec Thin Films, Inc., our wholly-owned subsidiary. Under the resignation agreement, Mr. Stordahl receives separation payments in an amount equal to $269,300 payable in substantially equal bi-weekly installments commencing on or about March 11, 2004 and terminating on or about December 24, 2004. Pursuant to the resignation agreement, Mr. Stordahl received a lump sum payment in the amount of $9,504 as compensation for COBRA payments for medical insurance. In addition, Mr. Stordahl was paid $96,314 in cash for the net value of non-vested stock options for 20,819 shares, which would have vested in April 2004 but were forfeited upon his resignation. Also, 6,394 non-vested “Pool B” shares allocated to Mr. Stordahl under the Partnership Plan, which would have vested in May 2004, were forfeited upon his resignation, and Mr. Stordahl was paid in cash the net present value of such shares in the amount of $77,000. Pursuant to the resignation agreement, Mr. Stordahl also received outplacement assistance in the amount of $10,000 and reimbursement of fees for financial and legal services in the amount of $2,000.

Severance Agreements

Each of our current executive officers named in the Summary Compensation Table, except for Mr. Johnson, is a party to a severance agreement with us designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of Apogee (as “change in control” is defined in the agreements). The agreements provide that, in the event of a change in control, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without cause or the executive officer voluntarily terminates his or her employment for “good reason” (as defined in the agreements) within two years after the change in control, or if the executive officer voluntarily terminates his or her employment for any reason during the thirteenth month following a change in control. In these circumstances, Messrs. Huffer and Clauer and Ms. Beithon will each receive a severance payment equal to two times the executive officer’s annual salary plus the executive’s targeted annual bonus (as calculated under the terms of the agreements), and Mr. Porter will receive a severance payment equal to his annual salary plus his targeted annual bonus (as calculated under the terms of the agreement). Options granted under our Amended and Restated 1987 Stock Option Plan, 1997 Omnibus Stock Incentive Plan, 2002 Omnibus Stock Incentive Plan and agreements relating to our match under our Amended and Restated 1987 Partnership Plan also provide for payment or immediate vesting of awards in the event of a change in control of Apogee.

COMPARATIVE STOCK PERFORMANCE

The line graph below compares the cumulative total shareholder return on our common stock for the last five fiscal years with cumulative total return on the Standard & Poor’s Small Cap 600 Index and the peer group index described below. This graph assumes a $100 investment in each of Apogee, the Standard & Poor’s Small Cap 600 Index and the peer group composite index at the close of trading on February 26, 1999, and also assumes the reinvestment of all dividends.

Comparative Stock Performance

Comparison of Five-Year Cumulative Total Returns

February 27, 1999 to February 28, 2004

For the fiscal year ended February 28, 2004, our primary business activities included architectural glass products and services (approximately 76% of net sales), large-scale optical technologies (approximately 16% of net sales) and automotive replacement glass and services (approximately 8% of net sales). We are not aware of any competitors, public or private, that are similar to us in size and scope of business activities. Most of our direct competitors are either privately owned or divisions of larger, publicly owned companies. The peer group represented in the line graph above consists of all public companies with market capitalization of $500 million or less as of February 28, 2004 that are known by us to be engaged in some aspect of glass and/or aluminum products or services for construction and/or automotive end markets. The companies included in this peer group are Butler Manufacturing Corporation, International Aluminum Corporation and Southwall Technologies. Prior to fiscal 2004, Donnelly Corporation and SunSource, Inc. (previously Sun Distributors) had been included in this peer group. Donnelly Corporation and SunSource, Inc. have been removed due to the fact that they were acquired by other companies during our fiscal years ended March 1, 2003 and March 2, 2002, respectively, and are no longer public reporting companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, the following individuals served as members of our Compensation Committee: Bernard P. Aldrich, Stephen C. Mitchell, Ray C. Richelsen and Michael E. Shannon. None of these directors has ever served as an officer or employee of Apogee or any of our subsidiaries. During fiscal 2004, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or any Board committee.

Certain Transactions

In the ordinary course of business, we and our subsidiaries enter into transactions with other business entities in which one or more of our directors and nominees for director may serve as executive officers, partners or shareholders. The terms of all such transactions were negotiated at arms’ length and resulted in terms as fair to us and our subsidiaries as could have been obtained from third parties, and none of our directors or nominees for director has a material interest in any such transaction.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee oversees Apogee’s financial reporting process (including our system of financial controls and internal and external auditing procedures), oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices, and assesses and establishes policies and procedures to manage our business and financial risk. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. The Committee operates under a written charter, which we annually review, and has authority to retain independent counsel and other external advisors from time to time to help us fulfill our oversight duties.

In performing our functions, the Committee acts only in an oversight capacity. In our oversight role, we rely on the work and assurances of Apogee’s management, which has the primary responsibility for Apogee’s financial statements and reports, of our internal auditors, and of our independent auditors which, in their report, express their opinion on the conformity of our annual financial statements with generally accepted accounting principles. We retained Deloitte & Touche LLP as our independent auditors to audit our financial statements for the fiscal year ended February 28, 2004. In fiscal 2004, we also retained Deloitte & Touche LLP to re-audit our financial statements for the fiscal year ended March 2, 2002 (which were previously audited by Arthur Andersen LLP), as required by regulations of the Securities and Exchange Commission, as a result of Apogee’s consolidated financial statements being restated to reflect Harmon AutoGlass as a discontinued operation. We retained PricewaterhouseCoopers LLP to provide internal audit services to us beginning in the second quarter of fiscal 2003.

The Committee is composed entirely of non-employee directors, all of whom are independent in accordance with current NASDAQ listing standards and the rules of the Securities and Exchange Commission. None of the Committee members has participated in the preparation of our financial statements or the financial statements of our current subsidiaries at any time during the past three years. Each Committee member is able to understand fundamental financial statements, and at least one Committee member has past experience in accounting or related financial management experience. During fiscal 2004, the members of the Committee were Ms. Grogan and Messrs. Aldrich, Edwards and Shannon.

The Committee has reviewed and discussed the audited financial statements with management and the independent auditors, including significant accounting judgments and estimates applied by Apogee in our financial statements and the reasonableness thereof. Management represented to the Committee that our financial statements were prepared in accordance with generally accepted accounting principles and that our financial statements fairly present, in all material respects, the financial condition and results of operations of Apogee.

The Committee discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Committee received and discussed with the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), relating to the independence of the independent auditors.

Based on the review and discussions referred to above, the Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2004, for filing with the Securities and Exchange Commission. The Committee appointed Deloitte & Touche LLP to serve as our independent auditors for fiscal 2005.

Audit Committee of the Board of Directors of Apogee

Barbara B. Grogan, Chair	Robert L. Edwards
Bernard P. Aldrich	Michael E. Shannon

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

We incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP for fiscal 2004 and 2003.

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$759,000	$420,000
Audit-Related Fees(2)	109,000	32,000
Tax Fees(3)	137,000	47,000
All Other Fees(4)	29,000	11,000

Total	$1,034,000	$510,000

(1)	Audit fees consisted of audit work performed in preparation of our annual financial statements and review of the quarterly financial statements included in our quarterly reports on Form 10-Q for fiscal 2004 and 2003, and the amount shown for fiscal 2004 includes fees for the re-audit of fiscal 2002 to reflect Harmon AutoGlass as a discontinued operation.
(2)	Audit-related fees include fees for audits of our employee benefit plans, internal control assistance and divestiture related services.
(3)	Tax fees for fiscal 2004 and 2003 consisted of $81,000 and $42,000, respectively, for U.S. tax return preparation, review and other tax compliance and $56,000 and $5,000, respectively, for other miscellaneous tax consultations.
(4)	Other fees consisted of patent valuation services in connection with charitable contributions of certain intellectual property to an educational institution.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Auditors

Consistent with policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditors. In recognition of this responsibility, the Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent auditors. As permitted by regulations of the Securities and Exchange Commission, the Audit Committee delegated the authority to pre-approve services provided by our independent auditors to the Chair of the Audit Committee, who reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All of the services provided by the independent auditors in fiscal 2004, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 26, 2005. Deloitte & Touche LLP served as our independent auditors for fiscal years ended March 1, 2003 and February 28, 2004. In addition, Deloitte & Touche LLP re-audited our financial statements for fiscal year ended March 2, 2002. Deloitte & Touche LLP reports to the Audit Committee of our Board of Directors.

While it is not required to do so, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending February 26, 2005 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at the 2004 Annual Meeting of Shareholders and will be afforded the opportunity to make a statement and respond to questions.

The Audit Committee of the Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 26, 2005. Proxies will be voted FOR the proposal unless otherwise specified. Ratification of the appointment will require the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the annual meeting (provided that the total number of shares voted in favor of the proposal constitutes more than 25% of our outstanding shares).

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Any shareholder wishing to have a proposal considered for submission at the 2005 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders in accordance with all applicable rules and regulations of the Securities and Exchange Commission no later than January 14, 2005.

Under our bylaws, a shareholder proposal not included in our proxy statement for the 2005 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2005 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our bylaws, including delivering notice of the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders, no later than February 22, 2005.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders for the fiscal year ended February 28, 2004, which includes a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2004, is being mailed with this proxy statement. Shareholders who wish to obtain additional copies of our Annual Report on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
E-mail:	IR@apog.com
Telephone:	(877) 752-3432
Fax:	(952) 896-2400
Mail:	Investor Relations Apogee Enterprises, Inc. 7900 Xerxes Avenue South, Suite 1800 Minneapolis, Minnesota 55431-1159

OTHER MATTERS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Dated: May 14, 2004

Appendix A

APOGEE ENTERPRISES, INC.

CORPORATE GOVERNANCE GUIDELINES

The business of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is managed under the direction of the Company’s Board of Directors (“Board”). The Board delegates the day-to-day conduct of Apogee’s business to the Company’s senior management team. The following Corporate Governance Guidelines have been adopted by the Board to provide a framework within which directors and management can effectively pursue Apogee’s objectives for the benefit of its shareholders.

These Guidelines were first adopted on April 15, 2004, and are intended to be revised in response to regulatory requirements, evolving best practices and the concerns of Apogee shareholders. These Guidelines are in addition to, and are not intended to change, interpret or supersede, any applicable federal or state law or regulation, including the Minnesota Business Corporation Act, any applicable rules of a stock exchange, or Apogee’s Restated Articles of Incorporation and Bylaws.

Role of the Board of Directors

1.	Effective Governance. The Board believes that its primary responsibility is to provide effective governance over Apogee’s business and affairs for the benefit of its shareholders. The Board is the ultimate decisionmaking body of Apogee, except with respect to those matters reserved to the shareholders. The Board selects the following Company officers: Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer. The Board acts as an advisor and counselor to senior management and monitors its performance.

2.	Management Succession. The Board plans for succession to the position of Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, as well as certain other senior management positions. The Chief Executive Officer works with the Nominating and Corporate Governance Committee to develop senior management succession plans, which are periodically discussed with and reviewed by the Board.

3.	Evaluation of the Chief Executive Officer. The Nominating and Corporate Governance Committee annually evaluates the performance of the Chief Executive Officer following a process approved by that Committee. As part of this evaluation, all of the other directors complete a written evaluation of the Chief Executive Officer’s performance. Results of this evaluation are communicated to the Chief Executive Officer by the chairs of the Nominating and Corporate Governance Committee and Compensation Committee.

Composition of the Board of Directors

1.	Size of the Board. The Company’s Restated Articles of Incorporation provide that the total number of directors will be determined exclusively by the Board. The Nominating and Corporate Governance Committee, in consultation with the Chairman and Chief Executive Officer, makes recommendations to the Board concerning the appropriate size and needs of the Board. While the number of directors should not exceed a number that can function efficiently as a body, the Board believes that the quality of the individuals serving and the overall balance of the Board are more important than the precise number of members.

2.	Independence of the Board. The Board will consist of a substantial majority of non-employee directors who meet the independence requirements of The Nasdaq Stock Market, Inc. The Nominating and Corporate Governance Committee annually reviews the independence of each non-employee director for compliance with applicable requirements. Ordinarily, the Board expects to have only one member of senior management serve as a director and believes that the Chief Executive Officer should be a member of the Board. However, during a transition in leadership, or other unusual circumstances, the Board believes it may be desirable to have two members of senior management serve as directors.

3.	Director Qualification Standards. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Apogee’s stakeholders. Directors must also have an inquisitive and objective perspective, practical wisdom and mature judgment, and be willing and able to challenge management in a constructive manner. Apogee endeavors to have its Board represent diverse skills and experience at policymaking levels in aspects of business relevant to Apogee’s activities. The Board also strives for a membership that is diverse in gender, ethnicity, age and geographic location.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. Ordinarily, it is the policy of the Board that a director should not serve on the board of directors of more than four other publicly held corporations unless approved by the majority of the directors.

4.	Selection of Directors. The Nominating and Corporate Governance Committee is responsible for establishing and implementing procedures to identify and review the qualifications of all nominees for Board membership. The Committee will consider nominations of director candidates made by current directors, an independent search firm, if one is engaged, senior management, and Apogee’s shareholders. The Committee intends to apply the same criteria for consideration of shareholder nominees as it does to nominees proposed by other sources. The procedure will include making a preliminary assessment of each proposed nominee, based upon the individual’s resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, leadership skills, to the extent available and deemed relevant by the Committee. All candidates who continue in the process will then be interviewed by members of the Committee and a majority of the other current directors. The Committee will then make recommendations to the Board for inclusion in the slate of directors at an annual or special meeting of shareholders, or for appointment by the Board to fill a vacancy.

The Nominating and Corporate Governance Committee will apply its director candidate selection criteria, including a director’s past contributions to the Board, effectiveness as a director and desire to continue to serve as a director prior to recommending a director to stand for reelection for another term. The Board and committee evaluation process established by the Nominating and Corporate Governance Committee will be an important determinant for Board tenure.

5.	Director Retirement and Resignation Policy. Unless otherwise approved by a majority of the directors, no individual may be nominated to serve as a director if the term of service would expire more than one year after such individual’s 70th birthday. Non-employee directors are expected to offer their resignations whenever their principal employment or affiliation changes after joining the Board, and the Nominating and Corporate Governance Committee will then decide whether the director should continue to serve.

6.	Term Limits. The Board does not believe it appropriate or necessary to limit the number of terms a director may serve. It is the responsibility of the Corporate Governance and Nominating Committee to determine the continued effectiveness of each director when that director is being considered for renomination.

7.	Board Leadership. The Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination will be made depending upon what the Board believes is best for Apogee in light of all circumstances at any particular time. Currently, the Board does not believe there is a need to formally designate a “lead” director, as such leadership evolves naturally and may vary depending on the issue under consideration.

8.	Director Compensation. Director compensation will reflect Apogee’s intention to attract and retain outstanding people to serve on the Board. Annual retainers, meeting and committee fees, stock options or other form of equity compensation and other forms of compensation, as appropriate, will be used in the furtherance of this objective. The Nominating and Corporate Governance Committee will review director compensation on an annual basis, and may retain independent consultants to advise on this subject from time to time.

9.	Director Stock Ownership: All directors are encouraged to own shares of stock of Apogee in an amount that is appropriate for them. The Board has adopted stock ownership guidelines that encourage ownership by directors in an amount having a market value of a multiple of the annual retainer for directors to be achieved within five years of first being elected as a director.

Functioning of the Board of Directors

1.	Board Meetings. Board meetings typically are scheduled in advance and are held five times annually, or more frequently as circumstances dictate. Meetings generally are held at Apogee’s headquarters in Minneapolis, Minnesota, but occasionally a meeting is held elsewhere in the United States. It is the responsibility of the directors to attend meetings of the Board, and to attend annual meetings of shareholders.

2.	Executive Sessions. During each regular Board meeting, the non-employee directors meet in executive session without any employee director or any other member of management being present. In addition, at least twice annually, the non-employee directors who meet the independence requirements of the Nasdaq Stock Market, Inc. meet in executive session without any director who does not meet those independence requirements or any member of management being present. Ordinarily, the Chair of the Nominating and Corporate Governance Committee presides at these sessions; however, the chair of the Audit, Compensation or Finance Committees may preside at sessions if the principal items to be considered are within the scope of authority of his or her committee.

3.	Board Committees. The Board is organized so that a significant portion of its business is conducted by its committees. The present committee structure consists of Audit, Compensation, Nominating and Corporate Governance, and Finance Committees. The Board may add new committees or remove existing committees as it deems advisable in the fulfillment of its primary responsibilities. In general, committees of the Board are utilized to focus on issues that may require more in-depth scrutiny. All committees report to the Board, and all significant findings of a committee are presented to the Board for discussion and review.

4.	Committee Charters. The Board approves a charter for each committee. The duties of each committee are annually reviewed by each committee and by the Corporate Governance and Nominating Committee, and any recommended changes are presented to the Board for consideration. Committees are empowered to act on behalf of the Board in those areas which the Board has delegated to them.

5.	Committee Composition. Except for the Finance Committee, committees of the Board are comprised solely of non-employee directors who meet the independence requirements of The Nasdaq Stock Market, Inc. The Nominating and Corporate Governance Committee, in consultation with the Chairman and Chief Executive Officer, recommends to the Board appointment of committee chairs, who are appointed for one year terms. Consideration is given to periodic rotation of committee membership and leadership by taking into account continuity, expertise and tenure.

6.	Director Orientation and Continuing Education. New directors participate in an orientation program, including comprehensive background briefings by the Chief Executive Officer, Chief Financial Officer and other members of senior management, and visits to Apogee facilities. The orientation program is the responsibility of the Board, and is administered by the Nominating and Corporate Governance Committee. The Board encourages its members to annually attend corporate governance and director education programs, and Apogee encourages participation in such education programs by making at least eight hours of third-party, independently certified director training available to directors annually.

7.	Annual Performance Evaluation of the Board. The Corporate Governance and Nominating Committee is responsible for developing evaluation tools and procedures to assess the performance of the Board and each of its committees. That Committee conducts an annual assessment of the Board’s performance to determine whether it and its committees are functioning effectively, and annually reports the results of such evaluations to the Board and relevant committees.

8.	Code of Conduct. All directors are required to abide by the Company’s Code of Business Ethics and Conduct.

Communication

1.	Board Access to Management. Board members have complete access to Apogee’s senior management and to management information. It is assumed that Board members will use judgment to assure this contact is not disruptive of Apogee’s business operations. Management will be responsive to requests for information from directors. The Board encourages the Chief Executive Officer, from time to time, to bring to Board and/or its Committee meetings managers who can provide additional insight into the items being discussed.

2.	Board Access to Independent Advisors. The Board and its committees have complete access to outside counsel and other outside advisors of its choice with respect to any issues relating to its activities.

3.	Board Communications with Stakeholders. The Board encourages open communication with stakeholders of Apogee, including shareholders, customers, employees, communities, suppliers, governments and corporate partners. The Chairman and the Chief Executive Officer is responsible for establishing effective communication policies with stakeholders.

4.	Shareholder Communications with Directors. Subject to reasonable constraints of time and topics and rules of order, shareholders may direct comments to or ask questions of the Chairman and Chief Executive Officer during the Annual Meeting of Shareholders. In addition, shareholders may communicate directly with any director by writing to:

Apogee Directors

Apogee Enterprises, Inc.

7900 Xerxes Avenue South

Suite 1800

Minneapolis, Minnesota 55431

Attention: Corporate Secretary

Directors@apog.com

The Corporate Secretary will promptly forward to the Board or the individually named directors all relevant written communications received at the above address. The Apogee Board of Directors has requested certain communications that are unrelated to the duties and responsibilities of the Board be excluded, such as spam, junk mail, mass mailings, product inquiries, new product suggestions, resumes and other forms of employment inquiries, surveys and business solicitations or advertisements. All other written communications will be reviewed by the Corporate Secretary in conjunction with the Chair of the Nominating and Corporate Governance Committee for relevance to Board activities, and after such review, the Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

5.	Shareholder Nominations. Shareholders may nominate director candidates for consideration by the Nominating and Corporate Governance Committee by writing to the Company’s Corporate Secretary, at the address listed above, and providing, among other things, the candidate’s name, biographical data and qualifications, and a signed certification of the number of shares of Apogee common stock held by the shareholder. The process for shareholders to nominate director candidates is set forth in Section 1.09 of Apogee’s Bylaws and shall be disclosed in Apogee’s annual proxy statement.

Appendix B

APOGEE ENTERPRISES, INC.

AUDIT COMMITTEE CHARTER

PURPOSE

The purposes of the Audit Committee (“Committee”) of Apogee Enterprises, Inc. (“Apogee”) are to assist Apogee’s Board of Directors (“Board”) in its oversight of the integrity of Apogee’s financial statements, Apogee’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of Apogee’s internal audit function and independent auditor, Apogee’s management of business and financial risk, and Apogee’s systems of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by Apogee.

MEMBERSHIP

The Committee is a standing committee of and approved by the Board and shall be comprised of at least three directors, each of whom shall be independent as required by the Securities Exchange Act of 1934, as amended (“Exchange Act”), any rules and regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”), and the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). No member of the Committee shall have participated in the preparation of Apogee’s financial statements or the financial statements of any current subsidiary of Apogee at any time during the past three years. All members of the Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name, will be disclosed in periodic filings as required by the SEC. The term of appointment of each Committee member and the Committee Chair is at the discretion of the Board.

RESPONSIBILITIES

The Committee is not responsible for preparing financial statements or performing audits, and its members are not auditors or certifiers of Apogee’s financial statements.

The Committee’s responsibilities shall include the following:

Oversight of Financial Statements and Disclosure

1.	Review and discuss with Apogee’s financial management and independent auditor Apogee’s (i) annual audited financial statements and quarterly financial statements, including Apogee’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to Apogee’s release of such financial statements or filing of such forms with the SEC, and (ii) earnings press releases prior to their issuance by Apogee.

2.	Receive and review any disclosure from Apogee’s CEO or CFO to be made in connection with the certification of Apogee’s quarterly and annual reports filed with the SEC of: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Apogee’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Apogee’s internal control over financial reporting.

3.	Recommend to the Board whether, based on the review and discussions described in paragraph 1 above, the annual audited financial statement should be included in Apogee’s Annual Report on Form 10-K.

4.	Review with the independent auditor its judgments as to the quality of Apogee’s accounting principles and underlying estimates as applied in its financial reporting.

5.	Review with Apogee’s general counsel legal issues that may have a significant impact on Apogee’s financial statements.

6.	Oversee the preparation of an annual Committee report for inclusion in Apogee’s annual proxy statement in accordance with applicable rules and regulations of the SEC.

Engagement and Oversight of the Independent Auditor

7.	Ascertain the independence of the external auditor. The Committee shall receive a written statement annually from the auditor delineating all relationships between the auditor and Apogee, and the Committee shall discuss with the external auditor any disclosed relationships or services that may impact auditor objectivity and independence. The Committee shall recommend that the full Board take appropriate action to ensure the independence of the external auditor.

8.	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Apogee. The independent auditor shall report directly to the Committee, and the Committee shall oversee the resolution of disagreements between management and the independent auditor if they arise. The Committee shall recommend to the Board that the Board submit its appointment of independent auditors to the Apogee shareholders for ratification.

9.	Review, discuss with the independent auditor and approve the scope and plans for its audit examination and review and discuss with the independent auditor its audit procedures and the results of the annual audit examination, including, but not limited to, accompanying management letters and performance of the independent auditor.

10.	Review the independent auditor’s attestation and report on management’s internal control report from the time that such reports are prepared.

11.	Review and pre-approve the engagement of the independent auditor for all audit and non-audit service (to the extent such service is not prohibited by Section 10A(g) of the Exchange Act) and the fee for such service, and consider whether the independent auditor’s performance of any non-audit services is compatible with its independence. The Committee has delegated the authority to pre-approve services provided by the independent auditor to the Chair of the Committee, who shall report any pre-approval decisions to the Committee at its next scheduled meeting.

12.	Maintain open communication with the independent auditor by regularly holding private meetings with the independent auditor. The Committee shall provide the independent auditor with open access to the Chair of the Committee so that it may bring matters to his or her attention at any time.

Oversight of Internal Audit Function and Risk Management

13.	Review the appointment, performance and replacement of the manager of the internal audit function, and appoint or replace any outsourced provider of the internal audit function.

14.	Approve the annual audit plan for the internal auditor.

15.	Review with the internal auditor the results of his, her or its audits with specific regard to the adequacy of financial controls and to improvements in accounting procedures, systems and policies, and review management’s response to the issues raised thereby.

16.	Evaluate Apogee’s internal control procedures with financial management, the internal auditor and the independent auditor.

17.	Maintain open communication with the internal auditor by regularly holding private meetings with the internal auditor.

18.	Discuss policies with respect to risk assessment and risk management and generally review processes established by management to manage and assess risk.

Corporate Compliance Oversight

19.	Evaluate the performance and effectiveness of Apogee’s Corporate Compliance Program with senior management and the compliance officer and investigate any allegations of deviations from ethical or accepted business practices brought to the Committee’s attention, including initiating or authorizing the implementation of any special investigations with outside resources on behalf of the Board.

20.	Establish procedures for (i) the receipt, retention and treatment of complaints received by Apogee regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Apogee employees of concerns regarding questionable accounting or auditing matters.

Other Committee Responsibilities

21.	Periodically review the quality, effectiveness and performance of Apogee’s financial organization.

22.	Review officers’ expenses and perquisites, including any use of corporate assets, with senior management and the internal auditor.

23.	Approve all related party transactions (as defined by applicable Nasdaq rules) to which Apogee is a party.

24.	Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

The Committee will provide regular reports of its activities to the Board specifically addressing any issues that arise with respect to the quality or integrity of Apogee’s financial statements, Apogee’s compliance with legal and regulatory requirements, the performance and independence of Apogee’s independent auditor, the performance of the internal audit function, or Apogee’s management of business and financial risk or Apogee’s systems of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards.

MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business. The Committee will record the results of reviews made and actions taken at such meetings, and the Chair of the Committee will report to the full Board with respect to its meetings, including recommending actions to the full Board. In the absence of the Chair of the Committee, the members of the Committee may appoint any other member to preside.

RESOURCES AND AUTHORITY

Apogee shall provide appropriate funding to the Committee, as determined by the Committee, for payment of (i) compensation to the independent auditor, and any outsourced internal auditor, for services approved by the Committee, (ii) compensation to any outside advisers retained by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including authority to:

•	conduct or authorize investigations into any matters within its scope of responsibilities;

•	engage outside auditors for special audits, reviews and other procedures;

•	retain special counsel and other experts and consultants to advise the Committee; and

•	approve the fees and other retention terms for such parties.

The Committee may request to have any officer, employee, outside counsel or independent auditor of Apogee attend a meeting of the Committee or meet with any members of, or consultants to, the Committee. The Committee has the authority to use other resources, either within or outside Apogee, to address special circumstances when appropriate.

The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee.

ADOPTION OF CHARTER

This Charter was initially adopted by the Board on April 15, 2004.

Appendix C

APOGEE ENTERPRISES, INC.

COMPENSATION COMMITTEE CHARTER

PURPOSE

The purposes of the Compensation Committee are to discharge the responsibilities of the Board of Directors relating to compensation of the company’s chief executive officer and other members of the company’s senior management, to recommend to the Board a compensation philosophy, and to establish compensation programs that comply with that philosophy, to administer compensation programs for senior executives, and to produce an annual report on executive compensation for inclusion in the company’s proxy statement, in accordance with applicable rules and regulations.

MEMBERSHIP

The Committee will consist of three or more members of the Board appointed from time to time by the Board. The Committee will consist solely of non-employee directors who qualify as “independent directors” under the prevailing standards of the applicable rules of the principal securities exchange on which the company’s shares of common stock are then listed or quoted. Members of the Committee are subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

DUTIES AND RESPONSIBILITIES

The Committee will:

1.	set, with the concurrence of the Board, and, as appropriate, adjust the guiding principles for compensation of participants in the Apogee Partnership Plan;

2.	annually establish corporate goals and objectives relevant to the compensation of the chief executive officer;

3.	annually review the CEO Performance Appraisal submitted by the Nominating and Corporate Governance Committee, evaluate the chief executive officer’s performance in light of approved goals and objectives, and establish the chief executive officer’s compensation level based, in part, on this Appraisal;

4.	review and approve the cash and non-cash compensation provided to participants in the Apogee Partnership Plan;

5.	at least biannually, meet with a compensation consultant to review the company’s compensation programs and policies;

6.	review and approve employment agreements, severance arrangements, change-in-control agreements and other similar compensatory arrangements for participants in the Apogee Partnership Plan;

7.	administer and make recommendations to the Board regarding the adoption, amendment or termination of the company’s incentive compensation plans and equity-based plans;

8.	administer incentive compensation plans and equity-based plans in which senior management participates, including approval of participants in the Apogee Partnership Plan;

9.	periodically review and approve stock ownership guidelines for the company’s executive officers;

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10.	produce an annual report on executive compensation for inclusion in the company’s proxy statement, in accordance with applicable rules and regulations; and

11.	conduct an annual evaluation of the Committee’s performance in carrying out these duties and responsibilities.

The Committee will provide regular reports of its activities to the Board.

MEETINGS

The Committee will meet two times annually, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business.

RESOURCES AND AUTHORITY

The Committee will have the resources and authority appropriate to discharge its responsibilities, including the authority to use internal personnel and sole authority to retain and terminate external compensation consultants and such other advisors a the Committee deems appropriate, and to approve the fees and other retention terms related to the appointment of such consultants and other advisors.

The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee, except that the Committee will not delegate its authority with respect to compensation matters involving any persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended.

ADOPTION OF CHARTER

This Charter was originally adopted by the Board of Directors on January 14, 2004.

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Appendix D

APOGEE ENTERPRISES, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

PURPOSE

The purposes of the Nominating and Governance Committee are to identify and recommend individuals qualified to become members of the Board of Directors, to oversee succession planning for the corporation’s Chief Executive Officer and to develop and recommend to the Board a set of corporate governance principles applicable to the corporation.

MEMBERSHIP

The Committee will consist of two or more members of the Board appointed from time to time by the Board. The Committee will consist solely of directors who meet the independence requirements of The NASDAQ Stock Market, Inc. Members of the Committee are subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

DUTIES AND RESPONSIBILITIES

The Committee will:

1.	develop qualification criteria for Board members (considering goals for Board composition and individual qualifications) and evaluate potential candidates in accordance with established criteria;

2.	review and respond to director nominations or recommendations submitted in writing by the corporation’s shareholders;

3.	recommend to the Board a slate of candidates for presentation to the shareholders at each annual meeting of shareholders and one or more nominees for each vacancy on the Board that occurs between annual meetings of shareholders;

4.	recommend to the Board qualified members of the Board for membership and service as committee chair on committees of the Board;

5.	review executive succession plans, and ensure an emergency succession plan is in place for the corporation’s Chief Executive Officer;

6.	develop and recommend to the Board a set of corporate governance principles for the corporation;

7.	monitor compliance with the corporation’s corporate governance principles;

8.	annually reassess the corporation’s corporate governance principles and recommend to the Board revisions to such principles;

9.	conduct the annual evaluation of the Board and the committees of the Board and the corporation’s Chief Executive Officer;

10.	establish levels of compensation for Board members, including retainers, meetings fees, stock-based plans and other similar components of director compensation, based on reviews of director compensation of appropriate peer group companies;

11.	provide regular reports of its activities to the Board; and

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12.	review and reassess annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

MEETINGS

The Committee will meet at least three times annually, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business.

RESOURCES AND AUTHORITY

The Committee will have the resources and authority appropriate to discharge its responsibilities, including the authority to use internal personnel and to engage external search firms to identify director candidates, and will have sole authority to retain and terminate any such search firm and to approve the fees and other retention terms related to the appointment of such firm.

The Committee will have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee.

ADOPTION OF CHARTER

This Charter was originally adopted by the Board of Directors on October 9, 2003.

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Please date, sign and mail your Proxy Card as soon as possible!

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 22, 2004

APOGEE ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RUSSELL HUFFER, WILLIAM F. MARCHIDO and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on April 28, 2004, at the Annual Meeting of Shareholders of Apogee to be held on June 22, 2004, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Mellon Investor Services LLC, as the Plan Administrator, to authorize the Bank of New York as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in your Plan account. The Proxy Agent cannot vote your shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs State Street Bank and Trust Company, as Trustee for the Plan to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in your Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction in the same proportion as directed shares are voted.

(continued and to be signed on reverse side)	APOGEE ENTERPRISES, INC.
P.O. BOX 11342
NEW YORK, N.Y. 10203-0342

To change your address, please mark this box.  ☐

APOGEE ENTERPRISES, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/apo		1-866-388-1535
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

1-866-388-1535 CALL TOLL-FREE TO VOTE	Please note that votes submitted by telephone and Internet must be received by 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time) on June 21, 2004. If you choose to vote your shares by telephone or Internet, there is no need to mail your Proxy Card. Please reference the reverse of the Proxy Card for further details.

Ú DETACH PROXYCARD HERE IF YOU ARE NOT VOTING BYTELEPHONE OR INTERNET Ú

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒
Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS:								FOR	AGAINST	ABSTAIN

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE	☐	☐	☐
							INDEPENDENT AUDITORS OF THE COMPANY:
Nominees:	01 - JEROME L. DAVIS, 02 - JAMES L. MARTINEAU and
	03 - MICHAEL E. SHANNON					3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).						☐	I agree to access future proxy statements and annual reports over the internet.
*Exceptions

SCAN LINE

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Date	Share Owner sign here	Co-Owner sign here